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                                                                 EXHIBIT 10.4

                     [letterhead of Standard Chartered Bank]


Date:          22nd March 2000

Our Ref:       C&IB/MMC/TEAM3/BKE

CONFIDENTIAL

Hua Yang Printing Holdings Co., Ltd.
Flat B, 25/F., Taiping Industrial Centre,
No. 57 Ting Kok Road,
Tai Po,
New Territories.

Attn.: Ms. Feather Fok

Dear Sirs,

                               BANKING FACILITIES:
                      HUA YANG PRINTING HOLDINGS CO., LTD.

We are pleased to confirm that the Bank is willing to make available to your company (the "Company") the following working capital facilities up to the amounts indicated.

1.   CURRENT ACCOUNT OVERDRAFT - HKD5,000,000.-

2.   MONEYMARKET RATE BASED ADVANCES - HKD10,000,000.

Advances may be drawn for periods of 1 or 3 months. Interest will be payable at the maturity of each advance. The applicable rate of interest will be HIBOR plus 2.25% per annum.

3.   CORPORATE VISA CARDS - HKD400,000.

Interest will be charged at the Bank's prevailing Visa Card rate.

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INTEREST AND FEES

Unless otherwise specified, interest on all sums advanced will be payable monthly in arrears at Prime plus 0.125% per annum or 1-month HIBOR Plus 0.125% per annum, whichever is higher. A default rate of Prime plus 8% per annum will apply to amounts not paid when due or in excess of agreed facility amounts. "Prime" means the rate which we announce or apply from time to time as our prime rate for lending Hong Kong Dollars and "HIBOR" means the rate which we determine to be the Hong Kong Interbank Offered Rate for the relevant period.

You shall pay to the Bank an arrangement fee of HKD30,000-, payable on the date on which the Bank's offer of the above facilities are accepted by you as signified by your counter-signing of this letter. The arrangement fee is non-refundable in any event. A handling fee in an amount to be mutually agreed will be payable on each anniversary of the date of this letter if the facilities are continuing. The fees will be debited to your current account.

Whether or not the documentation for the above facilities is executed or the facilities are made available to you as contemplated following your acceptance of this letter, you shall forthwith on demand reimburse the Bank all out of pocket expenses (including but not limited to legal fees and disbursements) incurred by the Bank in connection with the facilities including, without limitation, the negotiation, preparations execution and/or enforcement of this letter and the documentation referred to below.

AVAILABILITY AND REPAYMENT

The above facilities are subject to periodic review by the Bank at its discretion, and it is expressly agreed that they will at all times be available at the sole discretion of the Bank. Notwithstanding any other provisions contained in this letter or in any other document, the Bank will at all times have the right to require immediate payment and/or cash collateralization of all or part of any sums actually or contingently owing to it, and the right to immediately terminate or suspend, in whole or in part, the facilities and all further utilization of the facilities.

DOCUMENTATION


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Before the above facilities may be used, the enclosed copy of this letter must be signed by the Company and returned to us together with a certified copy of appropriate authorizing board resolutions.

The following documentation are held/will also be required:

o    General Customer Agreement executed by the Company.

o Cross corporate guarantees amongst the Company, Hua Yang Holdings Co. Ltd and Zindart Ltd., limited to the principal amount of HKD61,700,000.- each plus interest and other charges.

o Signed original copies of audited financial statements of the Company, Zindart Ltd. and Hua Yang Holdings Co. Ltd. within 9 months after their financial year end. A signed original copy of the Company's quarterly management accounts within 45 days after the end of the relevant accounting period. Such other information as the bank may request from time to time.


UNDERTAKING

The Company undertakes to the Bank that it will:

o Immediately inform the Bank of any change of the Company's directors or beneficial shareholders or amendment of its memorandum or articles of association.

By acceptance of this letter the Company gives consent to the Bank to disclose details of the Company's account relationship with the Bank (including credit balances and any security given for the facilities) to (i) its Head Office and any of its offices, branches, related companies or associates, (ii) any actual or proposed participant or sub-participant in, or assignee or novatee of the Bank's rights in relation to the Company's accounts, (iii) any agent, contractor or third party service provider which provides services of any kind to the Bank in connection with the operation of its business, and (iv) any financial institution with which the Company has or proposes to have dealings to enable credit checks to be conducted on the Company.


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Please sign the enclosed copy of this letter and return it to the Bank's Credit
Operations at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon for the attention of Ms. Peggy Yiu, within one month after the date of this letter, after which this offer will lapse. When accepted, this letter will supersede any previous facility letter which the Bank has issued to the Company. This letter will be governed by Hong Kong law.

We enclose a set of documents which should also be completed and returned to the Bank at the above mentioned address. If you have any queries regarding the completion of the required documents, please contact Ms. Peggy Yiu, whose telephone number is 2282-6611. With regard to queries on banking arrangements, you can contact your Senior Relationship Manager Ms. Angela Leung, whose telephone number is 2282-6415.

We are pleased to be of service to you and take this opportunity to thank you for your custom.

Yours faithfully,
For and on behalf of STANDARD CHARTERED BANK


/s/ JOSEPHINE TO
----------------------
Josephine To
Senior Credit Documentation Manager

JT/PY/kc
Encl.

Agreed.
For and on behalf of HUA YANG PRINTING HOLDINGS CO., LTD.

stamp:

For and on behalf of Hua Yang Printing Holdings Co., Limited


/s/ AUTHORIZED SIGNATURE
-------------------------------------------
Authorized Signature

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